UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2017

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 Cousteau Place, Suite 105, Davis, CA		95618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (530) 756-7077

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01. Other Events.

On February 14, 2017, Arcadia Biosciences, Inc. (the “Company”) received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”)  indicating that for 30 consecutive business days the Company's common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5450(a)(1) (“Rule”).

On July 21, 2017, the Company transferred the listing of its common stock to The Nasdaq Capital Market (the “Capital Market”), and as a result, the Company was afforded the remainder of the 180 day period, or until August 14, 2017, to regain compliance with the minimum $1 bid price per share requirement.

As of August 14, 2017, we were still not in compliance with the minimum $1 bid price per share requirement. However, Nasdaq has determined that the Company is eligible for an additional 180 calendar day period, or until February 12, 2018, to regain compliance with the minimum bid price requirement. Consistent with the Rule, Nasdaq provided the Company a cure period in order to regain compliance as follows:

•	if prior to February 12, 2018, the closing bid price of the Company's stock is at or above $1.00 for a minimum of 10 consecutive business days; or
•	if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date of February 12, 2018.

In the event the Company does not regain compliance with the Rule by February 12, 2018, Nasdaq will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal the determination to a Hearings Panel of Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date: August 17, 2017	By:	/s/ MATTHEW T. PLAVAN
	Name:	Matthew T. Plavan
	Title:	Chief Financial Officer